UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 8, 2007 Date of Report (Date of earliest event reported)

NU SKIN ENTERPRISES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12421 (Commission File Number)	87-0565309 (IRS Employer Identification Number)

75 West Center Street
Provo, UT 84601
(Address of principal executive offices and zip code)

(801) 345-1000
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Item 7.01	Regulation FD Disclosure.

As a result of a number of questions related to the process for obtaining approval for expanding our direct selling model into additional provinces in Mainland China, we are providing this disclosure to provide additional clarification related to the approval process as it has evolved over the last few months.

Because direct selling was only recently authorized in Mainland China, the regulatory environment with respect to direct selling in this market remains fluid and the process for obtaining the necessary governmental approvals to conduct direct selling continues to evolve. The regulations and processes in some circumstances have been interpreted differently by different governmental authorities.

In order to expand our direct selling model into additional provinces we currently must obtain a series of approvals from the Departments of Commerce in such provinces, the Shanghai Department of Commerce (Nu Skin China’s supervisory authority), as well as the Departments of Commerce in each city and district in which we plan to operate. We also are required to obtain the approval of the State Ministry of Commerce, which is the national governmental authority overseeing direct selling.

As we are being required to work with such a large number of provincial, city, district and national governmental authorities, we have found that it is taking more time than anticipated to work through the approval process with these authorities. These authorities have broad discretion in interpreting the regulations and granting necessary approvals. A delay in obtaining approvals at one level can delay our ability to obtain approvals at the next level. In addition, we have received some indications from the national government authorities that they intend to review and monitor the operations of an approved direct selling company during an evaluation period before granting approvals to such company to expand into additional provinces as regulators continue to closely monitor the development of direct selling in China. The complexity of the approval process as well as the government’s continued cautious approach as direct selling develops in China makes it difficult to predict the timeline for obtaining these approvals.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NU SKIN ENTERPRISES, INC. (Registrant) /s/ D. Matthew Dorny D. Matthew Dorny Vice President

Date: February 8, 2007